EXHIBIT 5

                                 PROMISSORY NOTE


                                 **************


$409,994.81                                                        March 8, 1999


         FOR VALUE RECEIVED, the maker, Donald W. Colbert, promises to pay to S&K Famous Brands, Inc. (the "Company"), the principal sum of four hundred nine thousand nine hundred ninety-four and 81/100 dollars ($409,994.81) plus interest, compounded annually, from the date hereof until this Note is paid in full at a rate per annum equal to the Applicable Federal Rate rounded upward to the nearest 0.25%. The initial interest rate is 4.75%. The interest rate shall be adjusted automatically on and as of each anniversary of the date of this Note to a rate per annum equal to the Applicable Federal Rate in effect at the time of adjustment rounded upward to the nearest 0.25%. Interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be paid for the actual number of days elapsed (including the first day but excluding the last day). If not sooner paid, the principal and any accrued but unpaid interest shall be due and payable on March 9, 2006 (the "Final Payment Date"). This Note is payable at the corporate offices of the Company at 11100 West Broad Street, Richmond, Virginia or at such other place as the Company may designate in writing from time to time. This Note is issued pursuant to the S&K Famous Brands, Inc. Stock Purchase Loan Plan (the "Plan") and a Loan and Stock Purchase Agreement between the Company and maker (the "Loan Agreement"). All terms not otherwise defined herein shall have the meanings given such terms in the Plan and the Loan Agreement.

         Mandatory Payments. Mandatory payments on this Note and, if applicable, any prior note of the maker issued under the Plan shall be made in an aggregate amount equal to 25% of any net annual cash bonus (i.e., annual cash bonus reduced by any withholdings required by law) paid to the maker with respect to performance or services rendered during the fiscal year ending January 29, 2000 or subsequent fiscal years. Mandatory payments shall be due on the date(s) such bonuses are paid, shall be applied first to the payment of accrued but unpaid interest and then to the repayment of principal and will be allocated proportionately between this Note and any such prior note of the maker based on the respective amounts of accrued but unpaid interest and the principal balance of each.

         Optional Prepayments. The right of prepayment is reserved, in whole or in part, at any time without penalty. Optional prepayments shall be applied first to the payment of accrued but unpaid interest and then to the repayment of principal.

         Termination of Employment. (a) In the event of the maker's death, Disability or Retirement or if the maker's employment with the Company is terminated within two (2) years after a Change of Control either (i) by the Company without Cause or (ii) by the maker with Good Reason, the entire unpaid principal balance of this Note and any accrued but unpaid interest shall become due and payable on the first anniversary of such event or termination.

         (b) In the event of any termination of maker's employment with the Company not covered by subparagraph (a) above, the entire unpaid principal balance of this Note and any accrued but unpaid interest shall become due and payable ninety (90) days following the date of termination.

         Interest and Principal Forgiveness. The interest and principal of this Note may be subject to forgiveness in accordance with the terms of the Loan Agreement.



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

         Default. If any payment due hereunder is not made within ten (10) calendar days following the date on which such payment was due, or if the maker is declared or adjudicated to be bankrupt by a United States Bankruptcy Court, the maker shall be in default hereunder. Upon the occurrence of a default under this Note or the Loan Agreement, the entire unpaid principal balance of this Note and all accrued but unpaid interest, if any, shall, at the option of the holder, immediately become due and payable. Upon the occurrence of a default, any overdue principal and, to the extent permitted by law, overdue interest on this Note shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to the sum of 3.00% plus the otherwise applicable rate for such day. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

         Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Company in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

         No Waivers. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         Miscellaneous. Presentment, demand, protest, and notices of dishonor and of protest are hereby waived by the maker to the extent permitted by law. The maker agrees to pay, to the extent permitted by law, all expenses incurred in collecting this obligation, including reasonable attorney's fees, should this obligation or any part thereof not be paid as and when due.

         Governing Law. This Note shall be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Virginia, without application of Virginia conflict of law rules.



                                 Donald W. Colbert
                                 -----------------
                                 (Printed Name)


                                 /s/ Donald W. Colbert
                                --------------------------
                                   (Signature)

                                   President
                                   ---------
                                     (Title)



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